UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT: MARCH 8, 2007
(DATE OF EARLIEST EVENT REPORTED)

KIMCO REALTY CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

MARYLAND
(STATE OR OTHER JURISDICTION OF INCORPORATION)

1-10899	13-2744380
(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

3333 NEW HYDE PARK ROAD
NEW HYDE PARK, NEW YORK	11042-0020
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)
(516) 869-9000
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)
NOT APPLICABLE
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES
EX-10.1: EMPLOYMENT AGREEMENT

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Employment Agreement with David B. Henry.
On March 8, 2007, Kimco Realty Corporation, a Maryland corporation (the “Company”) and David B. Henry, Vice Chairman of the Board of Directors and Chief Investment Officer, entered into an Employment Agreement, which will be effective as of April 15, 2007 and will expire on April 14, 2011. The employment agreement provides for automatic one-year extensions thereafter, unless either party provides at least 90 days’ notice of nonrenewal. The following summary of Mr. Henry’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the text of the employment agreement, which is incorporated herein by reference.
In accordance with his employment agreement, Mr. Henry will receive a minimum of $1,300,000 per annum ($700,000 base salary and $600,000 guaranteed bonus) as compensation for his services, subject to increase as recommended by the Company’s Chief Executive Officer and approved by the Executive Compensation Committee, and will be eligible to receive grants of restricted shares of the common stock of the Company (the “Common Stock”) or options to purchase shares of Common Stock under the Company’s incentive plans in such amounts as the Board of Directors in its sole discretion may determine. Additionally, Mr. Henry will be entitled to receive a life insurance policy in the amount of $3,500,000 and the use of an automobile and a driver (when the car is in use on Company business), each at the expense of the Company. Mr. Henry is also entitled to an unrestricted award of 75,000 shares of Common Stock if Mr. Henry is employed by the Company on April 2, 2011 or if a “change in control” (as defined in the employment agreement) occurs prior to April 2, 2011 and Mr. Henry is employed by the Company on such date. The employment agreement also provides for medical and other group welfare plan coverage and fringe benefits provided to the Company’s senior employees.
In the event that Mr. Henry’s employment is terminated by the Company without “cause” (as defined in the employment agreement), Mr. Henry will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a separation agreement and general release of claims: (i) immediate vesting of any unvested shares of the restricted stock award and any unvested options described above, (ii) severance payments in the aggregate amount equal to the sum of the base salary and minimum bonus then in effect for the greater of the balance of the term of the agreement or one year, payable in accordance with the Company’s regular payroll practices, (iii) medical and other group welfare plan coverage and fringe benefits for the greater of the balance of the term of the agreement or one year, and (iv) if at the time of termination Mr. Henry is not yet eligible for the award of 75,000 shares of Common Stock described above, a grant of 75,000 shares of Common Stock.
The employment agreement provides that if a change in control occurs and Mr. Henry’s employment is terminated by the Company without cause at any time or by Mr. Henry within 60 days after the change in control, then Mr. Henry will be entitled to the following payments and benefits: (i) immediate vesting of any unvested options described above, (ii) a lump-sum severance payment in the amount equal to the sum of the then-current base salary and most recent bonus (or the minimum bonus if Mr. Henry has not received a bonus at the time of the change in control) for the balance of the term of the agreement, and (iii) medical and other group welfare plan coverage and fringe benefits for the greater of the balance of the term of the agreement or one year. In addition, if any amounts paid or payable to Mr. Henry would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Internal Revenue Code of 1986, as amended, then the severance payment in clause (ii) of this paragraph will be reduced to the extent necessary to render the excise tax inapplicable.
The employment agreement also provides that Mr. Henry or his designated payee will be entitled to certain severance benefits in the event of his death or disability.
Mr. Henry is also subject to customary confidentiality covenants that apply during the term of the employment agreement and non-competition and non-solicitation covenants that apply during the term of the employment agreement and, if Mr. Henry resigns from employment with the Company other than following a change in control, during the period beginning on the date of his termination of employment and ending on April 15, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMCO REALTY CORPORATION
Date: March 21, 2007	By:	/s/ Michael V. Pappagallo
		Name:	Michael V. Pappagallo
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT NO.	EXHIBIT DESCRIPTION
10.1	Employment Agreement between Kimco Realty Corporation and David B. Henry, dated March 8, 2007.